Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 11, 2019, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, in this Registration Statement of ENDRA Life Sciences Inc. on Form S-3, with respect to our audits of the consolidated financial statements of ENDRA Life Sciences Inc. as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ RBSM LLP

Henderson, NV

January 10, 2020